CHAPMAN AND CUTLER LLP                                   111 WEST MONROE STREET
                                                        CHICAGO, ILLINOIS 60603



                                February 19, 2010



First Trust Exchange-Traded AlphaDEX(R) Fund
120 East Liberty Drive, Suite 400
Wheaton, Illinois 60187



        Re:            First Trust Exchange-Traded AlphaDEX(R) Fund
                     ------------------------------------------------

Ladies and Gentlemen:

         We have served as counsel for the First Trust Exchange-Traded AlphaDEX(R) Fund (the "Trust"), which proposes to offer and sell shares of each of its series (the "Shares"), First Trust Consumer Discretionary AlphaDEX(R) Fund, First Trust Consumer Staples AlphaDEX(R) Fund, First Trust Energy AlphaDEX(R) Fund, First Trust Financials AlphaDEX(R) Fund, First Trust Health Care AlphaDEX(R) Fund, First Trust Industrials/Producer Durables AlphaDEX(R) Fund, First Trust Materials AlphaDEX(R) Fund, First Trust Technology AlphaDEX(R) Fund, First Trust Utilities AlphaDEX(R) Fund, First Trust Large Cap Core AlphaDEX(R) Fund, First Trust Mid Cap Core AlphaDEX(R) Fund, First Trust Small Cap Core AlphaDEX(R) Fund, First Trust Large Cap Value Opportunities AlphaDEX(R) Fund, First Trust Large Cap Growth Opportunities AlphaDEX(R) Fund, First Trust Multi Cap Value AlphaDEX(R) Fund and First Trust Multi Cap Growth AlphaDEX(R) Fund (each, a "Fund," and collectively, the "Funds"), in the manner and on the terms set forth in Amendment No. 9 and Post-Effective Amendment No. 6 to its Registration Statement on Form N-1A filed on February 19, 2010 (the "Amendment") with the Securities and Exchange Commission under the Investment Company Act of 1940, as amended, and the Securities Act of 1933, as amended, respectively.

         In connection therewith, we have examined such pertinent records and documents and matters of law, including the opinion of Bingham McCutchen LLP issued to the Trust or Trust's counsel upon which we have relied as they relate to the laws of the Commonwealth of Massachusetts, as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

         Based upon the foregoing, we are of the opinion that:


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         The Shares of each Fund may be issued from time to time in accordance with the Trust's Declaration of Trust dated December 6, 2006 and the Trust's By-Laws, and subject to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the sale of securities and the receipt by each Fund of the purchase price of not less than the net asset value per Share, and such Shares, when so issued and sold by each Fund, will be legally issued, fully paid and non-assessable, except that, as set forth in the Amendment, shareholders of each Fund may under certain circumstances be held personally liable for its obligations.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-140895) relating to the Shares referred to above, to the use of our name and to the reference to our firm in said Registration Statement.


                                             Respectfully submitted,


                                             CHAPMAN AND CUTLER LLP